Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statement on Form F-3 of B.O.S. Better Online Solutions Ltd. (“BOS”) of our reports dated December 12, 2004 and March 25, 2005 relating to the financial statements of Odem Electronic Technologies 1992 Ltd., which appear in BOS’ report on Form 6-K filed with the Securities and Exchange Commission (“SEC”) on January 10, 2005 and in BOS’ Annual Report on Form 20-F, for the year ended December 31, 2004, filed with the SEC on June 27, 2005, respectively.

We also consent to the references to us under the heading “Experts” in such Registration Statement.

Jerusalem, Israel January 30, 2006	/s/ Kesselman & Kesselman —————————————— Kesselman & Kesselman Certified Public Accountants (Israel) A member of PricewaterhouseCoopers International Limited